Exhibit 3.1 Amendment to the Bylaws of Frezer, Inc.

Amendment No. 1
Effective Date: April 30, 2009 by board resolution

The first paragraph of Section 4 of Article VII of the Bylaws is amended and read in its entirety as follows. Only the last sentence of such paragraph was amended, which was previously read as “The fiscal year of the corporation shall be January 1 to December 31.”

“ 4. Financial Statements. Unless modified by resolution of the Shareholders within 120 days of the close of each fiscal year, the Corporation make available to its Shareholders annual financial statements, which may be consolidated or combined statements of the Corporation and one or more of its subsidiaries, as appropriate, that include a balance sheet as of the end of the fiscal year, an income statement for that year, and a statement of cash flows for that year. If financial statements are prepared for the Corporation on the basis of generally accepted accounting principles, the annual financial statements must also be prepared on that basis. The fiscal year end of the Corporation shall be June 30.”